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                                   EXHIBIT 4.4


           FORM OF STATEMENT OF RIGHTS, DESIGNATIONS AND PREFERENCES
                          OF SERIES A PREFERRED STOCK


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                              PREMIER BANCORP, INC.

                STATEMENT OF RIGHTS, DESIGNATIONS AND PREFERENCES

              SERIES A __% NON-CUMULATIVE PERPETUAL PREFERRED STOCK


                   PURSUANT TO SECTIONS 1521 AND 1522 OF THE
                     PENNSYLVANIA BUSINESS CORPORATION LAW



         PREMIER BANCORP, INC. (the "Company"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certifies that pursuant to the provisions of Sections 1521 and 1522 of the Pennsylvania Business Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:


         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Company, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Pennsylvania Business Corporation Law;

         WHEREAS, the Board of Directors intends that the Series A Preferred Stock will qualify as Tier 1 capital for purposes of regulatory capital requirements as determined by the Pennsylvania Department of Banking and the Federal Reserve Board, and will be eligible for listing on the American Stock Exchange; and

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the Series A __% Non-Cumulative Perpetual Preferred Stock of the Company and the number of shares constituting such series of preferred stock;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A __% Non-Cumulative Perpetual Preferred Stock, and the relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series A __% Non-Cumulative Perpetual Preferred Stock or the holders thereof are as follows:

         1.       DEFINITIONS.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or an authorized committee thereof.

         "BUSINESS DAY" is a day other than a Saturday, Sunday, or general bank holiday in Philadelphia, Pennsylvania or New York, New York.

         "CAPITAL STOCK" shall mean the capital stock of the Company, whether designated as common, preferred or otherwise.

         "CHANGE OF CONTROL" shall mean (i) any merger or consolidation of the Company with or into another company, in which less than 50% of the outstanding shares of common stock of the surviving entity are held by shareholders who were, immediately prior to such transaction, common shareholders of the Company, or (ii) any acquisition of common stock of the Company by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a result of which the


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         acquiring person or group becomes the owner (directly or indirectly) of more than 50% of the outstanding shares of common stock of the Company.

         "COMMON STOCK" shall mean the Common Stock, par value $0.33 per share, of the Company.

         "COMPANY" shall have the meaning set forth in the preamble hereto.

         "COMPANY PREFERRED STOCK" shall mean any class of preferred stock of the Company, now or hereafter outstanding, other than the Series A __% Non-Cumulative Perpetual Preferred Stock authorized hereby.

         "DIVIDEND PAYMENT DATE" shall have the meaning set forth in Section 4 hereof.

         "DIVIDEND RATE" shall mean __% per annum, calculated on the basis of four equal quarters of 90 days each without regard for the actual number of days elapsed.

         "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System.

         "LIQUIDATION PREFERENCE" shall mean, with respect to each share of Series A __% Non-Cumulative Perpetual Preferred Stock, $25.00.

         "PERSON" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "REDEMPTION DATE" shall have the meaning set forth in Section 8(a) hereof.

         "SERIES A PREFERRED STOCK" shall have the meaning set forth in Section 2 hereof.

         "SPECIAL DIRECTORS" shall have the meaning set forth in Section 6(b) hereof.

         "SPECIAL VOTING SHARES" shall have the meaning set forth in Section 6(b) hereof.

          "SUBSIDIARY" of any Person shall mean any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "TRIGGER RELEASE CONDITION" shall have the meaning set forth in Section 6(d) hereof.

         "TRIGGER EVENT" shall have the meaning set forth in Section 6(b) hereof.



         2. DESIGNATION; NUMBER OF SHARES. The designation of the preferred stock authorized by this resolution shall be "Series A ___% Non-Cumulative Perpetual Preferred Stock" (herein called "Series A Preferred Stock"), consisting of ____________ shares, no par value per share.


         3. RANKING. Series A Preferred Stock shall rank, with respect to the payment of dividends and with respect to distributions, whether upon liquidation, dissolution, winding up or otherwise, (i) senior to the Common Stock of the Company and to all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank junior to the Series A Preferred Stock, (ii) equally with every other class or series of capital stock from time to time outstanding which is not Common Stock of the Company and which is not specifically made senior to or subordinate to the Series A Preferred Stock as to dividends or distributions and (iii) junior to the Company's and its Subsidiaries' subordinated debt, trust preferred securities and all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank senior to the Series A Preferred Stock.


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         4.       DIVIDENDS.

         (a) So long as any shares of Series A Preferred Stock shall be outstanding, the holders of such Series A Preferred Stock shall be entitled to receive out of funds legally available therefore, when, as, and if declared by the Board of Directors (which shall be at the Board of Director's discretion), non-cumulative dividends in cash at the Dividend Rate on the Liquidation Preference hereunder, with each aggregate payment to each record holder of the Series A Preferred Stock being rounded down to the nearest cent. Dividends, if declared, will be payable quarterly on January 31, April 30, July 31, and October 31 of each year (each a "Dividend Payment Date"). In the case of the dividend payable on July 31, 2002, such dividend shall be pro rated based on the number of days elapsed from the date of issuance of the Series A Preferred Stock to July 30, 2002 over a quarterly dividend period of ninety (90) days. If a Dividend Payment Date is not a Business Day, dividends (if declared) on the Series A Preferred Stock shall be paid on the immediately preceding Business Day. A dividend period with respect to the current Dividend Payment Date is the period commencing on the immediately preceding Dividend Payment Date and ending on the day immediately prior to such current Dividend Payment Date. Each such dividend shall be payable to holders of record of the Series A Preferred Stock as they may appear on the stock books of the Company on such record dates, not more than 30 nor less than 15 days preceding the applicable Dividend Payment Date, as will be fixed by the Board of Directors or a duly authorized committee thereof.

         (b) Dividends on the Series A Preferred Stock will be non-cumulative. If the Board of Directors does not declare a dividend payable on a Dividend Payment Date in respect of the applicable dividend period in respect of the Series A Preferred Stock, then the holders of such Series A Preferred Stock shall have no right to receive a dividend in respect of such dividend period and the Company will have no obligation to pay the dividend which otherwise may have been payable for such quarterly dividend period or to pay any interest thereon, whether or not dividends on such Series A Preferred Stock are declared for any future quarterly dividend period.

         (c) So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not declare, set apart or pay any cash, stock or in-kind dividend or distribution on, or redeem, purchase, set apart or otherwise acquire, shares of Common Stock or of any other class or series of stock of the Company ranking junior to the Series A Preferred Stock as to dividends or distributions (whether upon liquidation, dissolution, winding up or otherwise), unless (i) all dividends on the Series A Preferred Stock for the five (5) quarterly dividend periods ending on the immediately preceding Dividend Payment Date (or, if the Series A Preferred Stock has been outstanding for a shorter time, for all prior dividend periods) shall have been paid or are paid contemporaneously and the full quarterly dividend for the then current dividend period has been or is contemporaneously declared and set apart for payment, and (ii) the Company has not defaulted in the payment of the redemption price of any shares of Series A Preferred Stock called for redemption; provided, that the foregoing shall not prohibit dividends paid or other distributions made in stock of the Company ranking junior to the Series A Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise), or a conversion or exchange for stock of the Company ranking junior to the Series A Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise).

         5.       LIQUIDATION RIGHTS OF SERIES A PREFERRED STOCK.

         (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive with respect to each share of the Series A Preferred Stock, out of assets of the Company available for distribution to its shareholders, after satisfaction of the preferences of any Company Preferred Stock that is senior to the Series A Preferred Stock, the per share Liquidation Preference, plus an amount equal to declared and unpaid dividends, if any, prior to any payment to the holders of the Company's Common Stock or of any other Capital Stock that, in accordance with the provisions of Section 3 hereof, is junior to the Series A Preferred Stock.


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         (b) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Company ranking as to distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the Liquidation Preference to which they would otherwise be entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

         (c) Neither the consolidation or merger of the Company with any other entity, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

         6.       VOTING RIGHTS.

         (a) The Series A Preferred Stock shall not be entitled to any voting rights with respect to the affairs of the Company, except as may be required by law or as provided in this Section 6.

         (b) In the event that the Board of Directors shall fail to fully pay, or to declare and set apart for full payment, dividends on the Series A Preferred Stock on six (6) Dividend Payment Dates (whether consecutive or not) following the initial issuance of the Series A Preferred Stock, then provided that Series A Preferred Stock shall then be outstanding, and the Trigger Release Condition is not met (a "Trigger Event"), then the holders of the Series A Preferred Stock, voting as a separate class (the "Special Voting Shares"), will be entitled, by written notice to the Company given by the holders of a majority of such Special Voting Shares or by ordinary resolution passed by the holders of a majority of such Special Voting Shares present in person or by proxy at a meeting of such holders convened for the purpose, to appoint that number of directors to the Board of Directors (the "Special Directors") such that after giving effect to such appointment the Special Directors represent 20% of the total number of directors (rounding up to the nearest whole director) but in no event shall the number of Special Directors be less than two (2); and thereafter to remove any such director from office and to appoint another person in place of such director. In addition, unless waived as to any committee by unanimous consent of the Special Directors, the Special Directors shall be represented on each committee established by the Board of Directors such that the Special Directors included on each such committee represent 20% of the total number of members of such committee (rounding up to the nearest whole director).


         (c) Not later than thirty (30) days after the occurrence of the Trigger Event, if written notice by the holders of a majority of the outstanding Special Voting Shares has not been given designating the directors then subject to appointment by the Special Voting Shares, the Board of Directors will call and give notice of a meeting of the holders of the Special Voting Shares for the purpose of designating such directors, such meeting to be held not later than forty-five (45) days after the expiration of such 30-day period. If the Board of Directors or an authorized committee thereof fails to call and give notice of such meeting within such 30-day period, the holders of shares representing at least 10% of the Special Voting Shares will be entitled to convene such meeting. The provisions of the Articles of Incorporation and Bylaws of the Company relating to the convening and conduct of meetings of shareholders will apply with respect to any such meeting, except to the extent inconsistent with the provisions hereof.


         (d) At such time following a Trigger Event as the Company shall have fully paid continuous non-cumulative dividends on all outstanding shares of Series A Preferred Stock for at least six (6) consecutive quarterly Dividend Payment Dates (the "Trigger Release Condition"), the rights of the holders of the Series A Preferred Stock to appoint directors as described above shall terminate, the terms of any directors appointed by the Special Voting Shares shall forthwith terminate, and the number of directors of the Company shall be reduced by the number of such terminating directors; subject to revesting of such voting rights in the event of each and every additional failure to pay a quarterly dividend.


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         (e) At any time following the Trigger Event, until the occurrence of the Trigger Release Condition, the following actions shall not be taken without the approval of that number of directors otherwise required for such action pursuant to applicable law and the Articles of Incorporation and Bylaws of the Company, plus at least one Special Director not included for purposes of determining approval in accordance with such otherwise applicable standard: (i) any issuance of debt or equity securities by the Company or any bank subsidiary, provided that such approval shall not be required for (A) the issuance for cash of non-voting securities ranking junior as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise) to the Series A Preferred Stock, or (B) borrowings in the ordinary course of business, not involving capital instruments, by a bank subsidiary; (ii) any merger, acquisition, or sale of all or substantially all of the assets involving the Company or any of its subsidiaries; or (iii) any grant of options, warrants or other rights to acquire equity securities of the Company.

         (f) Each of the directors appointed by the Series A Preferred Stock shall have all of the rights, privileges, duties and responsibilities of a director of the Company.

         7.       OPTIONAL REDEMPTION.

         (a) Holders of Series A Preferred Stock shall have no right to require the redemption of shares of Series A Preferred Stock.

         (b) Shares of Series A Preferred Stock shall be redeemable by the Company, in whole or in part, at any time and from time to time after [June ___], 2007, at a redemption price of $25.00 per share, plus an amount equal to declared and unpaid dividends, to the date fixed for redemption. Prior to [June ___], 2007, the Company shall not redeem or call for redemption any shares of Series A Preferred Stock, except that in the event of a Change of Control the Company may redeem the Series A Preferred Stock at the redemption prices per share set forth below, plus an amount equal to declared and unpaid dividends to the date fixed for redemption, provided the Company shall give notice of such redemption not later than thirty (30) days after completion of such Change of Control and such redemption is completed not later than ninety (90) days after completion of such Change of Control.

           Redemption Period                            Redemption Price
           -----------------                            ----------------
[June] __, 2002 through [June] __, 2003                    $    25.625
[June] __, 2003 through [June] __, 2004                    $    25.500
[June] __, 2004 through [June] __, 2005                    $    25.375
[June] __, 2005 through [June] __, 2006                    $    25.250
[June] __, 2006 through [June] __, 2007                    $    25.125
On or after [June] __, 2007                                $    25.000

         (c) The shares of Series A Preferred Stock may not be redeemed by the Company without the prior written consent of the Federal Reserve Board, if then required.

         (d) Each aggregate payment of the redemption price to each record holder of the Series A Preferred Stock will be rounded down to the nearest whole cent.

         8.       PROCEDURE FOR REDEMPTION.

         (a) In the event that the Company shall elect to redeem shares of the Series A Preferred Stock pursuant to Section 7 hereof, the Company shall mail a notice of any proposed redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their address of record, not less than thirty (30) nor more than sixty (60) days prior to the date for redemption elected by the Company in such notice (each such date a "Redemption Date"); provided, however, that failure to give such notice or any defect therein or in the mailing records thereof shall not affect the validity of the proceedings for the redemption of any shares to be redeemed except as to the holder to whom the Company has failed to give such notice or to whom such notice was defective. The notice of redemption to each holder of shares of Series A Preferred Stock will specify the number of shares of Series A Preferred Stock to be redeemed, the Redemption Date,


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         the redemption price payable to the holder upon redemption, the place or places where certificates for the Series A Preferred Stock are to be surrendered for the payment of the redemption price, and shall state that from and after the Redemption Date dividends on those shares will cease. In the event that the Company chooses to redeem less than all the shares owned by a holder, the notice shall also specify the number of shares of Series A Preferred Stock of the holder that will be redeemed . If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all outstanding shares of the Series A Preferred Stock. Upon the sending of any notice of redemption, and after receipt of approval from the Federal Reserve Board and in accordance with any procedures specified therein, the Company shall become obligated to redeem on the applicable Redemption Date all such shares of Series A Preferred Stock called for redemption and the Company shall take all steps necessary to pay the Redemption Price on the Redemption Date.



         (b) Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Company defaults in the payment in full of the redemption price, dividends on the Series A Preferred Stock called for redemption shall cease on the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price on presentation and surrender of the respective certificates representing the redeemed shares) shall cease on the Redemption Date. In the event that the Company redeems less than all the shares represented by any certificate, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.


         (c) After the redemption of any shares of the Series A Preferred Stock, the redeemed shares will have the status of authorized but unissued shares of preferred stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Company.

         9. ACTION BY THE COMPANY REQUIRING APPROVAL OF PREFERRED STOCK. The Company shall not, without the affirmative vote at a meeting, or by the written consent with or without a meeting, of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock (i) create or increase the authorized number of shares of any class or series of stock having a preference as to dividends or distributions (whether upon liquidation, dissolution, or winding up or otherwise) which is senior to the shares of Series A Preferred Stock, or (ii) change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights granted to or imposed upon the shares of Series A Preferred Stock in any respect. In addition, the Company shall not, without the affirmative vote at a meeting, or by the written consent with or without a meeting, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, create or increase the authorized number of shares of any class or series of stock having a preference as to dividends or distributions (whether upon liquidation, dissolution, winding up or otherwise) which is equal to the shares of Series A Preferred Stock.

         10. FORM OF CERTIFICATE FOR SERIES A PREFERRED STOCK; TRANSFER AND REGISTRATION.

         (a) The Series A Preferred Stock shall be issued in registered form only. The Company may treat the record holder of a share of Series A Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other Person, as such record holder appears on the books of the registrar for the Series A Preferred Stock, as the sole owner of such shares for all purposes.

         (b) The transfer of a share of Series A Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Series A Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

         (c) Registration of transfers of shares of Series A Preferred Stock will be effected without charge by or on behalf of the Company, but upon payment (or the giving of such indemnity as the transfer agent and


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         registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

         (d) The Company will not be required to register the transfer of a share of Series A Preferred Stock after such share has been called for redemption.

         11. PREEMPTIVE AND SUBSCRIPTION RIGHTS. The holders of Series A Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Company.

         12. CONVERSION. The Series A Preferred Stock will not be convertible into or exchangeable for any securities of the Company.








         IN WITNESS WHEREOF, PREMIER BANCORP, INC. has caused this Statement of Rights, Designations and Preferences be signed by its President and Secretary, respectively, on this ____ day of __________, 2002.


                                            ____________________________________
                                            John C. Soffronoff, President



                                            ____________________________________
                                            John J. Ginley, Secretary


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